UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 10, 2009

INTEGRAL SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Maryland	0-18603	52-1267968
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6721 Columbia Gateway Drive

Columbia, Maryland 21046

(Address of principal executive offices)

(443) 539-5008

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensatory Arrangement of Paul G. Casner, Jr.

As previously reported by Integral Systems, Inc. (the “Company”) in its Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on August 11, 2009 (the “Initial Report”), the Board of Directors of the Company (the “Board”) has appointed Paul G. Casner, Jr. as interim Chief Executive Officer of the Company effective August 5, 2009. On August 10, 2009, the Compensation Committee of the Board of directors agreed upon a compensation arrangement for Mr. Casner for his service as interim Chief Executive Officer. This Current Report on Form 8-K/A amends the Initial Report to add the information regarding the compensation of Mr. Casner.

Mr. Casner’s base salary is three hundred ninety thousand dollars ($390,000) per annum. Mr. Casner will be issued options to purchase one hundred thousand (100,000) shares of the Company’s common stock under the Company’s 2008 Stock Incentive Plan (as described in the Company’s Annual Report on Form 10-K filed with the SEC on December 24, 2008), which options (i) have an exercise price equal to the closing price of the Company’s stock on August 10, 2009, or seven dollars and thirty-one cents ($7.31), (ii) shall vest in three equal installments on the first three anniversaries of the date of grant and (iii) have a term of ten (10) years. Mr. Casner will be eligible to receive an annual cash incentive bonus for fiscal year 2009 at the discretion of the Board. If the Board determines that Mr. Casner should receive such a bonus, the amount will be determined by the Board at a later date. In fiscal year 2010, Mr. Casner will participate in the Integral Systems, Inc. Incentive Compensation Plan as established by the Compensation Committee of the Board (as described in the Company’s definitive proxy statement filed with the SEC on January 22, 2009). Mr. Casner is also eligible to participate in benefit plans that are generally available to the Company’s employees, such as the 401(k) plan, disability and life insurance, and vacation, sick and holiday time off.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRAL SYSTEMS, INC.

Dated: August 14, 2009	By:	/s/ William M. Bambarger Jr.
	Name:	William M. Bambarger, Jr.
	Title:	Chief Financial Officer and Treasurer